Exhibit 10.7

GEVO, INC.

AMENDED AND RESTATED 2010 STOCK INCENTIVE PLAN

____________________________

Restricted Shares Award Agreement

__________________________________

You are hereby awarded Restricted Shares subject to the terms and conditions set forth in this agreement (the “Award Agreement” or “Award”) and in the Gevo, Inc. Amended and Restated 2010 Stock Incentive Plan (as amended from time to time, the “Plan”). A copy of the Plan is attached as Exhibit A. A summary of the Plan appears in its Prospectus, which is attached as Exhibit B. You should carefully review these documents, and consult with your personal financial and legal advisors, before accepting this Award. Capitalized terms are defined in the Plan or in this Award Agreement.

This Award is conditioned on your execution of this Award Agreement within twenty (20) days after the Award Date specified in Section 1 below. By executing this Award Agreement, you agree to be bound by all of the Plan’s terms and conditions as if they had been set out verbatim below as well as this Award Agreement. In addition, you recognize and agree that all determinations, interpretations, or other actions respecting the Plan and this Award Agreement will be made by the Board of Directors (the “Board”) of Gevo, Inc. (the “Company”) or any Committee appointed by the Board to administer the Plan, and shall (in the absence of manifest bad faith or fraud) be final, conclusive and binding on all parties, including you and your successors in interest.

1.	Specific Terms. This Award is being granted pursuant to Section 7 of the Plan and has the following terms:

Name of Participant:
Number of Shares Subject to Award:
Purchase Price per Share (if applicable):
Fair Market Value per Share on Award Date:
Award Date:
Vesting Schedule:
Deferral Elections:	Not allowed.
§83(b) Elections:	Allowed pursuant to Section 7(d) of the Plan (a suggested form of Election is attached hereto as Exhibit C).
Accelerated Vesting:

You will become 100% vested in this Award if your Continuous Service ends due to your Involuntary Termination on or within 12 months after a Change in Control (subject to the terms of any employment or other agreement between you and the Company and/or any Affiliate).

Recapture and Recoupment:

Section 14 of the Plan shall apply regarding Termination, Rescission, and Recapture of this Award.

Section 15 of the Plan shall apply regarding Recoupment of this Award; provided that the three-year limitation therein shall not apply to the extent a longer period is required by applicable law, rule, regulation, or listing standard.

Lifetime Transfers:	Your rights under this Award Agreement and the Restricted Shares may not be sold, pledged, or otherwise transferred without the prior written consent of the Committee.

Restricted Shares Award Agreement

Gevo, Inc. Amended and Restated 2010 Stock Incentive Plan

2.

Termination of Continuous Service. Subject to the terms of any employment agreement between you and the Company (and/or any Affiliate) that is in effect when your Continuous Service terminates, any Restricted Shares that have not vested as of the date your Continuous Service terminates shall be canceled and shall become automatically null and void immediately upon such termination of your Continuous Service for any reason.

3.

Dividends. When Shares are delivered to you or your duly-authorized transferee pursuant to the vesting of the Shares, you or your duly-authorized transferee shall also be entitled to receive, with respect to each Share delivered, (i) a number of Shares equal to any stock dividends that were declared and paid to the holders of Shares between the Award Date and the date such Share is issued, and (ii) cash or a number of Shares having a Fair Market Value (on the date of each cash dividend payment date) equal to any cash dividends that were paid to the holders of Shares based on a record date between the Award Date and date such Share is delivered. To the extent that your Continuous Service ends, you will forfeit all right to dividends (whether paid in cash or in stock) attributable to all unvested Restricted Shares.

4.

Investment Purposes. By executing this Award Agreement, you acknowledge that you are receiving and will be holding your Shares for investment purposes only for your own account, and not with a view to, for resale in connection with, or with an intent of participating directly or indirectly in, any distribution of such Shares within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).

Restricted Shares Award Agreement

Gevo, Inc. Amended and Restated 2010 Stock Incentive Plan

5.

Issuance of Restricted Shares. Until all vesting restrictions lapse, any certificates that you receive for Restricted Shares will include a legend stating that they are subject to the restrictions set forth in the Plan and this Award Agreement. The certificates evidencing such Restricted Shares that will be issued will bear the following legend that shall remain in place and effective until all other vesting restrictions lapse and new certificates are issued:

The sale or other transfer of the Stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain vesting, forfeiture, termination, rescission, and recapture restrictions on transfer set forth in the Gevo, Inc. Amended and Restated 2010 Stock Incentive Plan, in a related Award Agreement, and in any rules and administrative procedures adopted pursuant to such Plan or related Award Agreement. A copy of the Plan, such Award Agreement, and such rules and procedures may be obtained from the Secretary of Gevo, Inc.

In addition, the Company shall make a notation regarding the restrictions on transfer of the Restricted Shares in its stock books, and shares of the Restricted Shares shall be transferred on the books of the Company only if transferred or sold in accordance with the terms of the Plan and this Award Agreement.

6.

Unvested Restricted Shares. The Company will hold any Restricted Shares in escrow until vesting occurs. You will be reflected as the owner of record on the Company’s books and records of any Shares issued pursuant to this Award Agreement. The Company will hold any stock certificates for safekeeping until such Restricted Shares have become vested and non-forfeitable. You must deliver to the Company, as soon as practicable after the date any Restricted Shares are issued, a stock power, endorsed in blank, with respect to any such Shares. If you forfeit any Restricted Shares, the stock power will be used to return the certificates for the forfeited Restricted Shares to the transfer agent for cancellation. As the owner of record of any Restricted Shares you qualify to receive pursuant to this Award Agreement, you will be entitled to all rights of a stockholder of the Company, including the right to vote the Shares; subject, however, to the provisions of Section 3 hereof with respect to any cash or stock dividends that are paid between the Award Date and your receipt of Shares pursuant to a vesting event, subject in each case to the treatment of the Award upon cessation of Continuous Service before the particular record date for determining stockholders of record entitled to the payment of the dividend or distribution. To the extent such a dividend is paid in stock or cash, such stock or cash shall be subject to the same vesting restrictions contained in Section 1.

7.

Section 83(b) Election Notice. If you make an election under Section 83(b) of the Internal Revenue Code of 1986, as amended, with respect to the Restricted Shares subject to the Award (a “Section 83(b) election”), you agree to provide a copy of such election to the Company within 10 days after filing that election with the Internal Revenue Service. Exhibit C contains a suggested form of Section 83(b) election.

8.

Designation of Beneficiary. Notwithstanding anything to the contrary contained herein or in the Plan, following the execution of this Award Agreement, you may expressly designate a beneficiary (the “Beneficiary”) to your interest, if any, in this Award and any underling Shares. In order to designate a Beneficiary you must complete and execute a designation of beneficiary agreement substantially in the form attached hereto as Exhibit D (the “Designation of Beneficiary”) and deliver an executed copy of the Designation of Beneficiary to the Company.

9.

Restrictions on Transfer of Award. If, while Shares are Restricted Shares, you attempt to assign, pledge, transfer, or otherwise dispose of such Restricted Shares, voluntarily or involuntarily, all rights with respect to such Restricted Shares shall irrevocably terminate and all such Restricted Shares shall promptly be surrendered to the Company. Your rights under this Award Agreement may not be sold, pledged, or otherwise transferred without the prior written consent of the Committee, except as provided herein.

Restricted Shares Award Agreement

Gevo, Inc. Amended and Restated 2010 Stock Incentive Plan

10.

Conditions on Issuance of Shares; Transfer Restrictions. Notwithstanding any other provision of the Plan or of this Award Agreement, the Committee may condition your receipt of Shares on your execution of a shareholder agreement imposing terms generally applicable to other similarly-situated employee-shareholders. In addition, the Company at its discretion may impose restrictions upon the sale, pledge or other transfer of Shares received pursuant to this Award Agreement (including the placement of appropriate legends on stock certificates or the imposition of stop-transfer instructions) if, in the judgment of the Company, such restrictions are necessary or desirable in order to achieve compliance with the Securities Act or the securities laws of any state or any other law or to enforce the intent of this Award.

11.

Taxes. By signing this Award Agreement, you acknowledge that you shall be solely responsible for the satisfaction of any taxes, interest and penalties that may arise pursuant to this Award (including taxes arising under Sections 409A or 4999 of the Code), and that the Company, its Affiliates, the Committee and all other persons or entities shall have no obligation whatsoever to pay such taxes, interest or penalties or otherwise indemnify or hold you harmless from any or all of such taxes, interest or penalties. The Committee shall have the sole discretion to interpret the requirements of the Code, including Section 409A, for purposes of the Plan and this Award Agreement. You acknowledge and agree that the Company, its Affiliates, the Committee and all of their employees and representatives have not and will not provide any tax advice to you. The Company’s obligation to issue Shares to you upon vesting is at all times subject to your prior or coincident satisfaction of all required Withholding Taxes.

You may satisfy Withholding Tax obligations by any of the following means or a combination thereof: (i) tendering a cash payment to the Company, (ii) having the Company withhold an amount from any cash amount otherwise due or become due from the Company to you, (iii) having the Company withhold a number of Shares that would otherwise become vested under this Award Agreement (up to the employer's minimum tax withholding rate) or (iv) delivering to the Company already owned Shares of Company Stock (up to the employer's minimum required tax withholding rate).

12.

Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to your current or future participation in the Plan by electronic means or to request your consent to participate in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

13.

Notices. Any notice or communication required or permitted by any provision of this Award Agreement to be given to you shall be in writing and shall be delivered electronically, personally, or sent by certified mail, return receipt requested, addressed to you at the last address that the Company had for you on its records. Each party may, from time to time, by notice to the other party hereto, specify a new address for delivery of notices relating to this Award Agreement. Any such notice shall be deemed to be given as of the date such notice is personally delivered or two business days after the date such notice is properly mailed.

Restricted Shares Award Agreement

Gevo, Inc. Amended and Restated 2010 Stock Incentive Plan

14.

Binding Effect. Except as otherwise provided in this Award Agreement or in the Plan, every covenant, term, and provision of this Award Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legatees, legal representatives, successors, transferees, and assigns.

15.

Modifications. This Award Agreement may be modified or amended at any time, in accordance with the Plan (including, but not limited to, Section 18 of the Plan) and provided that you must consent in writing to any modification that adversely and materially affects any rights or obligations under this Award Agreement (with such an affect being presumed to arise from a modification that would trigger a violation of Section 409A of the Code), unless otherwise provided in this Award Agreement or the Plan and provided that before a Change in Control, the Committee may make such modifications as it determines in good faith are not materially adverse to you.

16.

Headings. Section and other headings contained in this Award Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope or intent of this Award Agreement or any provision hereof.

17.

Severability. Every provision of this Award Agreement and of the Plan is intended to be severable. If any term hereof is illegal or invalid for any reason, such illegality or invalidity shall not affect the validity or legality of the remaining terms of this Award Agreement.

18.

Counterparts. This Award Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but both such counterparts shall together constitute one and the same instrument.

19.

Plan Governs. By signing this Award Agreement, you acknowledge that you have received a copy of the Plan and that your Award Agreement is subject to all the provisions contained in the Plan, the provisions of which are made a part of this Award Agreement and your Award is subject to all interpretations, amendments, rules and regulations which from time to time may be promulgated and adopted pursuant to the Plan. In the event of a conflict between the provisions of this Award Agreement and those of the Plan, the provisions of the Plan shall control.

20.

Not a Contract of Employment. By executing this Award Agreement, you acknowledge and agree that (i) any person who is terminated before full vesting of an award, such as the one granted to you by this Award, could claim that he or she was terminated to preclude vesting; (ii) you promise never to make such a claim; (iii) in any event, you have no right to pro-rated vesting with respect to the Award if your Continuous Service is terminated before any applicable Vesting Date (regardless of the portion of the vesting period you actually were in Continuous Service), (iv) nothing in this Award Agreement or the Plan confers on you any right to continue an employment, service or consulting relationship with the Company or any Affiliate, nor shall it affect in any way your right or the Company’s right or the right of any Affiliate to terminate your employment, service, or consulting relationship at any time, with or without Cause; and (v) the Company would not have granted this Award to you but for these acknowledgements and agreements.

Restricted Shares Award Agreement

Gevo, Inc. Amended and Restated 2010 Stock Incentive Plan

21.

Governing Law. The laws of the State of Delaware shall govern the validity of this Award Agreement, the construction of its terms, and the interpretation of the rights and duties of the parties hereto, without regard to the State’s conflict of laws rules.

BY YOUR SIGNATURE BELOW, along with the signature of the Company’s representative, you and the Company agree that the Restricted Shares are awarded under and governed by the terms and conditions of this Award Agreement and the Plan.

Gevo, Inc.

By:
Name:
Title:

PARTICIPANT The undersigned Participant hereby accepts the terms of this Award Agreement and the Plan.

By:

Name of Participant:

EXHIBIT A

GEVO, INC.

AMENDED AND RESTATED 2010 STOCK INCENTIVE PLAN

_______________________________

Plan Document

______________________________

EXHIBIT B

GEVO, INC.

AMENDED AND RESTATED 2010 STOCK INCENTIVE PLAN

_______________________________

Plan Prospectus

______________________________

EXHIBIT C

GEVO, INC.

AMENDED AND RESTATED 2010 STOCK INCENTIVE PLAN

_______________________________

Section 83(b) Election Form

______________________________

Attached is an Internal Revenue Code Section 83(b) Election Form. IF YOU WISH TO MAKE A SECTION 83(B) ELECTION, YOU MUST DO SO WITHIN 30 DAYS AFTER THE DATE THE RESTRICTED SHARES COVERED BY THE ELECTION WERE TRANSFERRED (WITHIN THE MEANING OF SECTION 83(B)) TO YOU. In order to make the election, you must completely fill out the attached form (or an acceptable substitute substantially identical to the attached form) and file one copy with the Internal Revenue Service office where you file your tax return. You also must submit a copy of the election form to the Company within 10 days after filing that election with the Internal Revenue Service. A Section 83(b) election normally cannot be revoked.

GEVO, INC.

AMENDED AND RESTATED 2010 STOCK INCENTIVE PLAN

________________________________________________________

Election to Include Value of Restricted Shares in Gross Income

in Year of Transfer Under Internal Revenue Code Section 83(b)

_________________________________________________________

Pursuant to Section 83(b) of the Internal Revenue Code, I hereby elect within 30 days after receiving the property described herein to be taxed immediately on its value specified in item 5 below.

1.	My General Information:

Name:
Address:

S.S.N.or T.I.N.:

2.	Description of the property with respect to which I am making this election:

____________________ shares of ___________ stock of Gevo, Inc. (the “Restricted Shares”).

3.	The Restricted Shares were transferred to me on ______________ ___, 20__. This election relates to the 20____ calendar taxable year.

4.	The Restricted Shares are subject to the following restrictions:

The Restricted Shares are forfeitable until they are earned in accordance with Section 1 of the Gevo, Inc. Amended and Restated 2010 Stock Incentive Plan (“Plan”) Restricted Share Award Agreement (“Award Agreement”) or other Award Agreement or Plan provisions. The Restricted Shares generally are not transferable until my interest becomes vested and nonforfeitable, pursuant to the Award Agreement and the Plan.

5.	Fair market value:

The fair market value at the time of transfer (determined without regard to any restrictions other than restrictions which by their terms never will lapse) of the Restricted Shares with respect to which I am making this election is $_____ per share.

6.	Amount paid for Restricted Shares:

The amount I paid for the Restricted Shares is $____ per share.

7.	Furnishing statement to employer:

A copy of this statement has been furnished to my employer, ______________. If the transferor of the Restricted Shares is not my employer, that entity also has been furnished with a copy of this statement.

8.	Award Agreement or Plan not affected:

Nothing contained herein shall be held to change any of the terms or conditions of the Award Agreement or the Plan.

Dated: ____________ __, 20__.

_________________________________________ Taxpayer

EXHIBIT D

GEVO, INC.

AMENDED AND RESTATED 2010 STOCK INCENTIVE PLAN

_________________________________

Designation of Beneficiary

_________________________________

In connection with the Awards designated below that I have received pursuant to the Gevo, Inc. Amended and Restated 2010 Stock Incentive Plan (as amended from time to time, the “Plan”), I hereby designate the person specified below as the beneficiary upon my death of my interest in such Awards. This designation shall remain in effect until revoked in writing by me.

Name of Beneficiary:

Address:

Social Security No.:

This beneficiary designation relates to any and all of my rights under the following Award or Awards:

☐	any Award that I have received or ever receive under the Plan.

☐	any Restricted Shares that I have received or ever receive under the Plan.

☐	the _________________ Award of __________________ that I received pursuant to an Award Agreement dated _________ __, ____ between myself and the Company.

I understand that this designation operates to entitle the above named beneficiary, in the event of my death, to any and all of my rights under the Award(s) designated above from the date this form is delivered to the Company until such date as this designation is revoked in writing by me, including by delivery to the Company of a written designation of beneficiary executed by me on a later date.

Date:
By:
Name of Participant

Sworn to before me this

____day of ____________, 20__

___________________________

Notary Public

County of     _________________

State of     __________________